Kewaunee Scientific Reports Record Sales for Second Quarter

STATESVILLE, N.C., Nov. 27, 2012 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its second quarter ended October 31, 2012.

Sales for the quarter were a record $31,185,000, up 20% from sales of $25,962,000 in the second quarter last year. Net earnings for the quarter were $649,000, or $0.25 per diluted share, as compared to a net loss of $125,000, or $0.05 per diluted share, in the second quarter last year. Earnings for the quarter were favorably impacted by the increase in sales and reduced manufacturing, overhead, and administrative costs.

Domestic sales for the quarter were $25,684,000, up 8% from sales of $23,826,000 in the second quarter last year. Demand for privately-funded projects continued to hold up relatively well during the quarter, while opportunities for publicly-funded projects remained well below pre-recession levels as state and local governments continued to receive significantly lower funding for capital projects.

International sales for the quarter were $5,502,000, up 157% from $2,136,000 in the second quarter last year, as several large international projects shipped during the quarter. The Company continues to see increased opportunities for sales and orders in the growing Asia and Middle East laboratory markets through its strengthened and broadened international dealer network.

The order backlog increased to a record $90.8 million at October 31, 2012, up from $78.0 million at October 31, 2011, as the Company continued to strengthen its market position.

Sales for the six months ended October 31, 2012 were $57,868,000, up 11% over sales of $52,283,000, in the same period last year. Domestic sales were $48,312,000, up 2% over sales of $47,222,000 in the same period last year. International sales were $9,556,000, up 89% from sales of $5,061,000 in the same period last year. Net earnings for the six months ended October 31, 2012 were $1,283,000, or $0.50 per diluted share, as compared to a net loss of $103,000, or $0.04 per diluted share, in the same period last year.

The Company's balance sheet continues to be strong. Cash on hand was $6.5 million at the end of the quarter, as compared to $4.1 million at the end of the same period last year. Working capital was $24.2 million, as compared to $21.5 million at the end of the same period last year. Short-term borrowings under the Company's $15 million bank line of credit were $5.7 million, as compared to $7.3 million at the end of the same period last year. Total bank borrowings and capital lease obligations were $9.3 million, as compared to $11.2 million at the end of the same period last year, and the debt-to-equity ratio was .30-to-1, as compared to .36-to-1 at the end of the same period last year.

"I am pleased with our progress in a number of important areas," said William A. Shumaker, Kewaunee's Chief Executive Officer. "Sales, earnings, and incoming orders were very strong for the quarter. We also made good progress in improving the quality of our order backlog, as we shipped several large direct contract projects from the backlog with less favorable product mixes and margins. This bodes well for earnings and margins going forward, as these type orders are generally being replaced in our backlog with orders received through our dealer organization, which typically have a more favorable product mix and are more profitable. I am confident this progress will continue in the second half of the year. It should be noted that third quarter is historically our slowest due to the holidays and the construction cycle.

"We continue to see positive results from our strengthened dealer network. Our dealers are ahead of their order booking goals for the fiscal year, and they continue to provide us increased bidding opportunities and orders. Working in partnership with them, we are also making excellent progress with laboratory planners and architects to strengthen our relationships and increase their preference for the Kewaunee brand.

"I should note that one of our directors, Patrick L. McCrory, has been elected Governor of North Carolina and will be resigning from the Kewaunee Board when he takes office in January 2013. Since joining our Board in May 2009, Pat has served the Company and our stockholders well, as he shared unique insights and perspectives obtained through his impressive career in the private sector and as a seven-term Mayor of Charlotte. The entire Board of Directors is grateful to Pat for his leadership and guidance."

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2012	2011	2012	2011

Net sales	$31,185	$25,962	$57,868	$52,283
Cost of products sold	25,958	22,117	47,398	44,250
Gross profit	5,227	3,845	10,470	8,033
Operating expenses	4,013	4,005	8,151	7,960
Operating earnings (loss)	1,214	(160)	2,319	73
Other income	108	36	176	35
Interest expense	(101)	(128)	(215)	(223)

Earnings (loss) before income taxes	1,221	(252)	2,280	(115)
Income tax expense (benefit)	414	(96)	785	(67)

Net earnings (loss)	807	(156)	1,495	(48)

Less: net earnings (loss) attributable to
the noncontrolling interest	158	(31)	212	55

Net earnings (loss) attributable to
Kewaunee Scientific Corporation	$649	$(125)	$1,283	$(103)

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.25	$(0.05)	$0.50	$(0.04)
Diluted	$0.25	$(0.05)	$0.50	$(0.04)

Weighted average number of common
shares outstanding
Basic	2,587	2,579	2,584	2,579
Diluted	2,601	2,579	2,592	2,579

Condensed Consolidated Balance Sheets
(in thousands)

	October 31	April 30
	2012	2012
	(unaudited)
Assets
Cash and cash equivalents	$5,878	$6,188
Restricted cash	639	704
Receivables, less allowances	24,868	23,244
Inventories	12,424	11,760
Prepaid expenses and other current assets	2,510	1,702
Total current assets	46,319	43,598
Net property, plant and equipment	14,758	15,346
Other assets	5,420	5,192
Total Assets	$66,497	$64,136

Liabilities and Equity
Short-term borrowings	$5,694	$6,816
Current obligations under capital leases and long-term debt	200	236
Accounts payable	11,226	8,848
Other current liabilities	5,013	4,340
Total current liabilities	22,133	20,240
Other non-current liabilities	11,756	12,238
Total liabilities	33,889	32,478
Noncontrolling interest	2,211	2,147
Kewaunee Scientific Corporation equity	30,397	29,511
Total equity	32,608	31,658
Total Liabilities and Equity	$66,497	$64,136

Contact:	D. Michael Parker
704/871-3290